Exhibit 99.1
Chart Industries Reports 2018 Fourth Quarter and Full Year Results

Atlanta, Georgia - February 14, 2019 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas and energy industries, today reported results for the fourth quarter and full year ended December 31, 2018. Highlights include:

•
Closed the acquisition of VRV S.r.l. and the divestiture of CAIRE Medical, the oxygen-related portion of the former BioMedical segment. Therefore, all results in this release are shown on a continuing operations basis and reflect the realigned segmentation implemented in the third quarter 2018.

•	Full year 2018 orders of $1,142 million increased 32.6% over 2017 (11.7% organically) reflecting record annual order levels for Europe, packaged gas, and trailers.

•	Full year sales of $1,084 million grew 28.6% (13.4% organically) over 2017 with all three segments growing organically.

•	Full year SG&A as a percent of sales improved by 470 basis points compared to 2017.

•	Fourth quarter 2018 reported EPS of $0.56 (adjusted EPS of $0.61).

•	Full year reported EPS of $1.67. Full year adjusted EPS of $2.02 is a 146% increase over 2017 full year adjusted EPS of $0.82.

•
Increased 2019 revenue and adjusted EPS guidance. 2019 full year revenue guidance is $1.26 to $1.31 billion (17% to 22% growth or 7% to 9% organic growth) and adjusted EPS guidance is $2.50 to $2.85 (exclusive of any large LNG project revenue) driven by the strength of backlog and orders.

•	Strong pipeline of $400 million to $500 million of potential 2019 large LNG related orders.

During the fourth quarter of 2018, we completed the sale of CAIRE Medical for $133.5 million ($34.3 million gain on the sale net of taxes), and closed the acquisition of VRV S.r.l. and its subsidiaries (“VRV”). VRV’s results are reported in our Energy & Chemicals (“E&C”) and Distribution & Storage Eastern Hemisphere (“D&S East”) segments depending on revenue type. All fourth quarter and full year 2018 results are discussed on a continuing operations basis, and further details can be found in the attached exhibit to this press release.

Fourth quarter and full year 2018 results were highlighted by the strength of order activity across all three segments. Fourth quarter 2018 orders of $273.3 million included $11.2 million of orders from VRV during our six-week period of ownership. This is a 10.3% increase over the fourth quarter of 2017, or 5.8% excluding VRV. Full year 2018 orders were $1.14 billion, a 32.6% increase over 2017, or an 11.7% increase organically, and set multiple annual order records. Full year 2018 packaged gas orders of $281.2 million were the highest in our history. We also had a record order year for Distribution & Storage in the European region as well as our LNG trailer product line. The following tables show the strength of full year and fourth quarter 2018 order activity in total and organically. Full year organic orders exclude both Hudson Products (“Hudson”) and VRV, while fourth quarter excludes only VRV, as we have owned Hudson since September 20, 2017.

Orders ($ millions)	2018	2017	% Change	Organic % Change
Distribution & Storage East	$277.0	$210.8	31.4%	27.3%
Distribution & Storage West	$477.4	$407.1	17.3%	17.3%
Energy & Chemicals	$388.0	$243.6	59.3%	(14.4)%
Chart	$1,142.4	$861.5	32.6%	11.7%

Orders ($ millions)	Q4 2018	Q4 2017	% Change	Organic % Change
Distribution & Storage East	$69.6	$58.5	19%	4.1%
Distribution & Storage West	$116.8	$114.2	2.3%	2.3%
Energy & Chemicals	$86.9	$75.1	15.7%	12.4%
Chart	$273.3	$247.8	10.3%	5.8%

In the fourth quarter of 2018, E&C booked $86.9 million of orders, including an $8 million order for the first LNG project for NiCHe LLC, a Dominion Energy/REV LNG Joint Venture, and an LNG reservation slot fee of $2.9 million for a different customer. Thus far in the first quarter of 2019, E&C has received a $9 million equipment order for SABIC’s Saudi Arabian petrochemical plant, a $7 million order for a large customer’s U.S. Gulf Coast fractionation train, and an additional $4.4 million order for air-cooled heat exchangers.

In D&S East, orders of $69.6 million made the fourth quarter of 2018 the highest order quarter since 2013. Demand for LNG fueling stations in Europe is increasing, and key customers continue to order LNG fuel systems for over the road trucking. LNG over the road trucking orders tripled from 2016 to 2018 and are expected to continue to grow in double digits for the next three years. Additionally, with the International Maritime Organization (“IMO”) 2020 regulations on the horizon, LNG marine bunkering bid activity is increasing. To support various different options, we have successfully developed a hydrogen storage and supply solution for a wide range of ships that use hydrogen fuel cells as their power source. The solution has obtained the Approval in Principle certification from DNV-GL and is the result of the work performed on several marine hydrogen projects, with the most recent completed in close cooperation with Wartsila Ship Design in Norway.

Distribution & Storage Western Hemisphere (“D&S West”) fourth quarter 2018 orders of $116.8 million sequentially grew over the third quarter of 2018 by 13.1%. The growth opportunities in D&S West extend beyond the traditional industrial gas markets, including applications such as food & beverage, cannabis and space launch applications. In the fourth quarter of 2018, a $4 million order was booked for a space launch application, and an additional $4.3 million space exploration order was booked in January of 2019.

The strength in order activity resulted in ending backlog of $568.2 million, and excluding the $81.6 million from VRV, was up 9.0% over the end of 2017. All three segments’ year-end backlog increased over 2017, with D&S East up 58.6%, or up 22.4% excluding VRV.

Full year 2018 sales of $1.08 billion dollars included $14.1 million dollars from VRV, and grew 13.4% organically over 2017. All three of our segments’ full year sales increased organically compared to 2017. Gross margin as a percent of sales for the fourth quarter of 2018 was 25.5%. For the full year of 2018, gross margin as a percent of sales was 27.3%, compared to 2017’s 27.5%. 2018 gross margin as a percent of sales included $4.0 million of expense from the cryobiological aluminum tank recall in the second quarter, as well as $0.8 million of restructuring costs.

Sequentially, the fourth quarter of 2018 gross margin as a percent of sales of 25.5% decreased from the third quarter’s 30.2%. The driver of the sequential decline was primarily D&S West’s higher than typical third quarter of 2018 margins caused by a high margin pipe project, and fourth quarter systems’ margin mix.

SG&A expenses as a percent of sales for the full year improved from 21.5% in 2017 to 16.8% in 2018. This reflects the improved cost structure resulting from our completed 2018 restructuring. Each of the segments’ SG&A as a percent of sales improved for the full year, including when normalized for deal-related and restructuring costs.

Net income was $18.0 million for the fourth quarter of 2018 and $53.6 million for the full year. Fourth quarter reported earnings per share were $0.56. Adjusted EPS of $0.61 for the fourth quarter includes adjustments for VRV one-time inventory step up costs (+$0.04), restructuring and deal-related costs (+$0.06), and the impact from changes to U.S. tax reform in 2018 (-$0.05). Reported EPS for the full year was $1.67, and adjusted EPS was $2.02, a $1.20 increase over the full year of 2017. Full year adjusted EPS includes the fourth quarter adjustments as well as deal related and restructuring costs for the year (total +$0.19), dilution impact from convertible notes that are fully hedged (+$0.02) and a positive $0.09 adjustment from the second quarter 2018 aluminum cryobiological tank recall.

While our 2019 guidance does not include any revenue from large LNG projects, there has been increased activity the past two months.  In January, Tellurian received their final environmental report from FERC which allows them to proceed to the last step of receiving FERC approval to construct and operate Driftwood.  The Driftwood project will utilize Chart’s patented and trademarked IPSMR® process technology and equipment.  In the fourth quarter we received a letter of intent from GE Oil & Gas, part of Baker Hughes, GE for the full equipment offering for Calcasieu, and expect individual orders to be distributed as the project progresses.  Chart’s new furnace in La Crosse, Wisconsin became production ready in the fourth quarter of 2018, brazing the world’s largest single core.  With this additional capacity, we are able to handle not only multiple large LNG orders simultaneously, but also the growing demand for the petrochemical and gas processing markets, all of which provide a significant improvement in capacity over the last energy cycle.

Our IPSMR® process technology continues to receive positive feedback from the market, including being slated for use on upcoming export terminal projects, as well as successfully completing technical evaluations by major oil and gas companies for potential inclusion in future LNG projects.

“Our 2018 order strength and robust start to 2019 across the segments supports our confidence in our increased 2019 sales and adjusted earnings per share guidance,” said Jill Evanko, Chart’s CEO. “In addition, we have potential LNG order opportunities in 2019 totaling $400 million to $500 million that could increase revenues in late 2019 and beyond.”

SEGMENT HIGHLIGHTS

Full year 2018 E&C sales of $390.5 grew 23.2% organically, with over 50% year-over-year increases in sales in our brazed aluminum and air cooled heat exchanger product lines. Market activity for U.S. natural gas processing was strong in 2018, and drove over $30 million of related equipment sales. Petrochemical plant opportunities continue to develop, and we expect to see additional activity in 2019. VRV contributed $3.8 million of sales to E&C for our 6-week ownership period, and there are over $32 million of active bids outstanding that have the potential to result in first quarter 2019 E&C VRV orders. E&C gross margin as a percent of sales for 2018 was 22.8%, an increase over 2017’s gross margin as a percent of sales of 20.0% resulting from improved cost structure as well as positive margin mix from a full year of owning Hudson.

D&S West fourth quarter and full year 2018 order strength was driven by packaged gas, standard tanks, and space launch application orders. The order strength drove year-end 2018 backlog to $129.8 million, a 9.4% increase over the end of 2017. D&S West full year 2018 sales of $455.5 million increased 13.7% over the prior year, reflecting a 12.8% increase in packaged gas sales. With the sale of CAIRE Medical complete, the cryobiological product line is now managed and reported in D&S West. Cryobiological full year 2018 sales increased 6.3% to $81.9 million, while order activity increased 8.8% year-over-year. We expect D&S West gross margin as a percent of sales to improve in 2019 by over 150 basis points compared to 2018’s 34.4%.

D&S East’s 2018 was highlighted by the strength of orders both in Europe and China. D&S East’s China orders grew to $112.3 million, a 15.3% increase over 2017, with bulk engineered tank orders doubling. D&S East sales for the full year of 2018 grew to $246.3 million, an increase of 6.0%, or 1.6% organically. VRV contributed $10.3 million of sales to D&S East for our 6-week ownership period. Operating income in D&S East improved 35.9% over 2017 to $19.3 million for the full year. Operating income for 2018 included $1.4 million of restructuring charges, while 2017 included $1.7 million of restructuring, and a one-time legal settlement of $3.4 million. D&S China was operating income positive in 2018, the first time since 2014. In the fourth quarter of 2018, the 80/20 process was started in D&S East, including VRV. These self-help activities are expected to generate over 125 basis points of margin improvement in 2019.

OUTLOOK
Our full year 2019 guidance assumes no large LNG project revenue in 2019. Sales are expected to be in the range of $1.26 billion to $1.31 billion for the full year of 2019, or 17% to 22% growth (7% to 9% organic growth). This is an increase compared to prior 2019 guidance of $1.24 billion to $1.30 billion, driven by the strength of 2018 orders, ending backlog and the first month of 2019 order activity. We expect full year adjusted earnings per diluted share to be in the range of $2.50 to $2.80 per share, on approximately 32.0 million weighted average shares outstanding, an increase from our prior guidance of $2.40 to $2.75 per share. This excludes any restructuring costs and transaction-related costs, and as such is a non-GAAP measure. We expect our effective tax rate to be approximately 22% to 23%. Our capital expenditures for 2019 are expected to be in the range of $35 million to $40 million, which includes the potential build out of an LNG fuel systems production line in Europe. Additionally, our special operations task force has identified further automation and savings opportunities including the potential for more water jet head cutting in our facilities and targeted automated head welding.

FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning the Company's business plans, including statements regarding the recent VRV acquisition, cost synergies and efficiency savings objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature.  Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this presentation or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements.  Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: those found in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully; and Chart’s ability to successfully integrate VRV, and achieve anticipated revenue, earnings and accretion.  The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries.  The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related.  Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and Latin America.  For more information, visit: http://www.chartindustries.com.

USE OF NON-GAAP FINANCIAL INFORMATION
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by the SEC rules are used.  The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance.  See the pages at the end of this news release for the reconciliations of adjusted earnings per diluted share, the non-GAAP measures included in this release.

With respect to the Company's full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per diluted share because certain items may have not yet occurred or are out of the Company's control and / or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its fourth quarter and full year 2018 results on a conference call on Thursday, February 14, 2019 at 9:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 7175728. The telephone replay will be available beginning 1:30 p.m. ET, Thursday, February 14, 2019 until 1:30 p.m. ET, Thursday, February 21, 2019.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Jillian Evanko
Chief Executive Officer
630-418-9403
jillian.evanko@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Sales (1) (2)	$290.1	$269.4	$1,084.3	$842.9
Cost of sales	216.2	196.3	788.4	611.3
Gross profit	73.9	73.1	295.9	231.6
Selling, general, and administrative expenses	41.4	47.0	181.9	180.9
Amortization expense	6.2	5.2	21.9	12.2
Operating expenses	47.6	52.2	203.8	193.1
Operating income (1) (2) (3) (4) (5) (6) (7) (8)	26.3	20.9	92.1	38.5
Other expenses:
Interest expense, net	3.5	4.3	21.4	17.3
Loss on extinguishment of debt (9)	—	4.9	—	4.9
Financing costs amortization	0.3	0.3	1.3	1.3
Foreign currency loss and other	0.6	0.8	0.4	3.9
Other expenses, net	4.4	10.3	23.1	27.4
Income from continuing operations before income taxes	21.9	10.6	69.0	11.1
Income tax expense (benefit) (10)	3.7	(17.2)	13.4	(16.6)
Net income from continuing operations	18.2	27.8	55.6	27.7
Income (loss) from discontinued operations, net of tax (11)	29.7	(0.8)	34.4	1.8
Net Income	47.9	27.0	90.0	29.5
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	0.2	0.3	2.0	1.5
Net income attributable to Chart Industries, Inc.	$47.7	$26.7	$88.0	$28.0
Net income attributable to Chart Industries, Inc.
Income from continuing operations	$18.0	$27.5	$53.6	$26.2
Income (loss) from discontinued operations, net of tax	29.7	(0.8)	34.4	1.8
Net income attributable to Chart Industries, Inc.	$47.7	$26.7	$88.0	$28.0

Basic earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.58	$0.89	$1.73	$0.85
Income (loss) from discontinued operations	0.94	(0.02)	1.10	0.06
Net income attributable to Chart Industries, Inc.	$1.52	$0.87	$2.83	$0.91
Diluted earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.56	$0.87	$1.67	$0.84
Income (loss) from discontinued operations	0.91	(0.02)	1.06	0.05
Net income attributable to Chart Industries, Inc.	$1.47	$0.85	$2.73	$0.89
Weighted-average number of common shares outstanding:
Basic	31.29	30.78	31.05	30.74
Diluted (12)	32.39	31.51	32.20	31.34
_______________

(1)	Includes sales and operating loss for VRV, included in the E&C and D&S East segments results since the acquisition date, November 15, 2018 as follows:

•	Sales were $14.1 (E&C: $3.8, D&S East: $10.3) for the year ended December 31, 2018, and

•
Operating (loss) income was $(2.0) (E&C: $(2.2), D&S East: $0.2) for the year ended December 31, 2018, which included $1.5 of depreciation and amortization expense and $1.6 in expense recognized in the cost of sales related to inventory step-up.

(2)	Includes sales and operating income for Hudson, included in the E&C segment results since the acquisition date, September 20, 2017 as follows:

•	Sales were $180.3 and $58.0 for the year ended December 31, 2018 and 2017, respectively, and

•	Operating income was $19.0 and $6.4 for the year ended December 31, 2018 and 2017, respectively.

(3)	Includes depreciation expense of:

•	$7.8 and $7.1 for the three months ended December 31, 2018 and 2017, respectively, and

•	$28.9 and $25.3 for the year ended December 31, 2018 and 2017, respectively.

(4)	Includes restructuring costs of:

•	$0.9 and $2.7 for the three months ended December 31, 2018 and 2017, respectively, and

•	$4.4 and $11.2 for the year ended December 31, 2018 and 2017, respectively.

(5)
Includes an expense of $0.2 and $4.0 recorded to cost of sales related to the estimated costs of the aluminum cryobiological tank recall for the three and twelve months ended December 31, 2018, respectively.

(6)
Includes transaction-related costs of $2.1 for the year ended December 31, 2018, which were mainly related to the VRV acquisition. Includes integration costs of $0.8 related to the VRV acquisition for the year ended December 31, 2018.

(7)	Includes transaction-related costs of $1.1 and $10.1 for the three months and year ended December 31, 2017, respectively.

(8)
During the year ended December 31, 2018, we recorded net severance costs of $2.3 primarily related to headcount reductions associated with the strategic realignment of our segment structure, which includes $1.8 in payroll severance costs partially offset by a $0.9 credit due to related share-based compensation forfeitures. Includes net severance costs of $1.4 related to the departure of our former CEO, which includes $3.2 in payroll severance costs partially offset by a $1.8 credit due to related share-based compensation forfeitures for the year ended December 31, 2018.

(9)
During the year ended December 31, 2017, we recorded a $4.9 loss on extinguishment of debt associated with the repurchase of $192.9 principal amount of our $250.0 2.00% convertible notes due August 2018 and refinance of our senior secured revolving credit facility.

(10)
Includes a one-time $22.5 net favorable tax benefit that was recorded during the fourth quarter of 2017, which resulted from the enactment of the Tax Cuts and Jobs Act. This benefit mainly consisted of a one-time, provisional benefit of $26.9 related to the remeasurement of certain of our deferred tax liabilities using the lower U.S. federal corporate tax rate of 21%. This was partially offset by (i) a one-time, provisional charge of $8.7 related to the deemed repatriation transition tax, which is a tax on previously untaxed accumulated earnings and profits of certain of our foreign subsidiaries, and (ii) a one-time tax expense and tax benefit of $4.5 and $8.7, respectively, related to our intent to amend pre-acquisition Hudson U.S. federal tax returns.

(11)	Includes gain on sale of the CAIRE business of $34.3, net of taxes of $2.6, for the three months and year ended December 31, 2018.

(12)
Includes an additional 0.48 and 0.38 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three and twelve months ended December 31, 2018, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 0.48 and 0.38 for the three and twelve months ended December 31, 2018, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net Cash Provided By Operating Activities	$55.4	$29.4	$119.0	$44.6
Investing Activities
Acquisition of businesses, net of cash acquired	(213.3)	—	(225.8)	(446.1)
Capital expenditures	(9.2)	(11.6)	(35.6)	(33.0)
Proceeds from sale of assets	—	—	—	0.9
Government grants	—	—	0.8	0.4
Net Cash Used In Investing Activities	(222.5)	(11.6)	(260.6)	(477.8)
Financing Activities
Borrowings on revolving credit facilities	223.4	—	411.7	302.2
Repayments on revolving credit facilities	(193.5)	(61.0)	(316.8)	(66.1)
Repurchase of convertible notes	—	(194.9)	(57.1)	(194.9)
Proceeds from issuance of convertible notes	—	258.8	—	258.8
Proceeds from issuance of warrants	—	46.0	—	46.0
Payments for call options related to convertible notes	—	(59.5)	—	(59.5)
Repayments on term loan	(2.9)	(3.1)	(5.9)	(3.1)
Payments for debt issuance costs	(1.2)	(8.2)	(1.4)	(8.2)
Proceeds from exercise of stock options	5.4	0.9	10.8	2.0
Common stock repurchases	(0.3)	—	(2.7)	(2.0)
Dividend distribution to noncontrolling interest	—	—	(0.4)	—
Net Cash Provided By (Used In) Financing Activities	30.9	(21.0)	38.2	275.2
DISCONTINUED OPERATIONS
Cash (Used In) Provided By Operating Activities	(31.7)	(0.8)	(30.2)	2.4
Cash Provided by (Used In) Investing Activities (1)	133.5	(0.3)	132.7	(2.2)
Cash Provided By (Used In) Discontinued Operations	101.8	(1.1)	102.5	0.2
Effect of exchange rate changes on cash	(4.7)	2.3	(11.4)	7.2
Net decrease in cash, cash equivalents, restricted cash, and restricted cash equivalents	(39.1)	(2.0)	(12.3)	(150.6)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (2)	158.2	133.4	131.4	282.0
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (2)	$119.1	$131.4	$119.1	$131.4
_______________

(1)	Includes proceeds from the sale of CAIRE of $133.5 for both the three and twelve months ended December 31, 2018.

(2)	Includes restricted cash and restricted cash equivalents as follows:

•	$1.0 in other assets at both December 31, 2018 and September 30, 2018, and

•	$8.7 ($7.7 in other current assets and $1.0 in other assets) at both December 31, 2017 and September 30, 2017.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$118.1	$122.6
Accounts receivable, net	194.8	196.4
Inventories, net	233.1	173.7
Other current assets	106.4	74.6
Property, plant, and equipment, net	361.1	285.0
Goodwill	520.7	459.7
Identifiable intangible assets, net	330.4	286.4
Other assets	23.8	21.4
Total assets of discontinued operations	—	104.9
TOTAL ASSETS	$1,888.4	$1,724.7

LIABILITIES AND EQUITY
Current liabilities	$357.3	$371.7
Long-term debt	533.2	439.2
Other long-term liabilities	108.9	90.1
Total liabilities of discontinued operations	—	18.5
Equity	889.0	805.2
TOTAL LIABILITIES AND EQUITY	$1,888.4	$1,724.7

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Sales
Energy & Chemicals (1) (2)	$101.7	$99.1	$390.5	$225.6
D&S West	118.3	105.0	455.5	400.6
D&S East (1)	72.0	65.6	246.3	232.3
Intersegment eliminations	(1.9)	(0.3)	(8.0)	(15.6)
Consolidated	$290.1	$269.4	$1,084.3	$842.9
Gross Profit
Energy & Chemicals	$21.6	$22.7	$89.2	$45.1
D&S West	37.8	36.5	156.8	141.8
D&S East	15.3	13.9	52.4	48.3
Intersegment eliminations	(0.8)	—	(2.5)	(3.6)
Consolidated	$73.9	$73.1	$295.9	$231.6
Gross Profit Margin
Energy & Chemicals	21.2%	22.9%	22.8%	20.0%
D&S West	32.0%	34.8%	34.4%	35.4%
D&S East	21.3%	21.2%	21.3%	20.8%
Consolidated	25.5%	27.1%	27.3%	27.5%
Operating Income (Loss) (3) (4)
Energy & Chemicals (1) (2)	$4.7	$7.5	$25.5	$5.1
D&S West (5)	23.5	22.9	101.2	85.2
D&S East (1)	5.8	2.4	19.3	14.2
Corporate (6) (7) (8)	(6.9)	(11.9)	(51.4)	(62.4)
Intersegment eliminations	(0.8)	—	(2.5)	(3.6)
Consolidated	$26.3	$20.9	$92.1	$38.5
Operating Margin (Loss)
Energy & Chemicals	4.6%	7.6%	6.5%	2.3%
D&S West	19.9%	21.8%	22.2%	21.3%
D&S East	8.1%	3.7%	7.8%	6.1%
Consolidated	9.1%	7.8%	8.5%	4.6%
_______________

(1)	Includes sales and operating loss for VRV, included in the E&C and D&S East segments results since the acquisition date, November 15, 2018 as follows:

•	Sales were $14.1 (E&C: $3.8, D&S East: $10.3) for the year ended December 31, 2018, and

•
Operating (loss) income was $(2.0) (E&C: $(2.2), D&S East: $0.2) for the year ended December 31, 2018, which included $1.5 of depreciation and amortization expense and $1.6 in expense recognized in the cost of sales related to inventory step-up.

(2)	Includes sales and operating income for Hudson, included in the E&C segment results since the acquisition date, September 20, 2017 as follows:

•	Sales were $180.3 and $58.0 for the twelve months ended December 31, 2018 and 2017, respectively.

•	Operating income was $19.0 and $6.4 for the twelve months ended December 31, 2018 and 2017, respectively.

(3)	Restructuring costs for the three months ended:

•	December 31, 2018 were $0.9 ($0.2 – E&C, $0.8 – D&S East, and a credit of $0.1 – Corporate).

•	December 31, 2017 were $2.7 ($0.1 – E&C, $0.2 – D&S West, $0.9 – D&S East, and $1.5 – Corporate)

(4)	Restructuring costs for the twelve months ended:

•	December 31, 2018 were $4.4 ($0.7 – E&C, $1.4 – D&S East, and $2.3 – Corporate)

•	December 31, 2017 were $11.2 ($2.4 – E&C, $1.1 – D&S West, $1.7 – D&S East, and $6.0 – Corporate)

(5)
Includes an expense of $0.2 and $4.0 recorded to cost of sales related to the estimated costs of the aluminum cryobiological tank recall for the three and twelve months ended December 31, 2018, respectively.

(6)
Includes transaction-related costs of $2.1 for the year ended December 31, 2018, which were mainly related to the VRV acquisition. Includes integration costs of $0.8 related to the VRV acquisition for the year ended December 31, 2018.

(7)	Includes transaction-related costs of $1.1 and $10.1 for the three months and year ended December 31, 2017, respectively.

(8)
During the year ended December 31, 2018, we recorded net severance costs of $2.3 primarily related to headcount reductions associated with the strategic realignment of our segment structure, which includes $1.8 in payroll severance costs partially offset by a $0.9 credit due to related share-based compensation forfeitures. Includes net severance costs of $1.4 related to the departure of our former CEO, which includes $3.2 in payroll severance costs partially offset by a $1.8 credit due to related share-based compensation forfeitures for 2018.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Year Ended December 31,
	December 31, 2018	September 30, 2018	2018	2017
Orders
Energy & Chemicals (1)	$86.9	$84.9	$388.0	$243.6
D&S West	116.8	103.3	477.4	407.1
D&S East	69.6	75.6	277.0	210.8
Consolidated (2)	$273.3	$263.8	$1,142.4	$861.5

	As of
	December 31, 2018	September 30, 2018	December 31, 2017
Backlog
Energy & Chemicals (3) (4)	$253.0	$226.0	$210.9
D&S West	129.8	130.7	118.6
D&S East	185.4	144.8	116.9
Consolidated (5)	$568.2	$501.5	$446.4
_______________

(1)
E&C segment orders includes $31.4 and $203.7 in orders related to Hudson for the three months and twelve months ended December 31, 2018, respectively, and $31.3 in orders related to Hudson for both the three and twelve months ended December 31, 2017. Included in our full year of 2018 orders was a $28 million order for our Hudson Products air cooled heat exchangers on a large LNG project, as well as a $13 million order for equipment for a natural gas liquids fractionation project.  These orders shipped partially in 2018, and the remainder will ship in 2019.

(2)	Includes $11.2 in orders related to VRV (E&C: $2.5, D&S East: $8.7) for both the three months and twelve months ended December 31, 2018.

(3)	E&C segment backlog as of December 31, 2018, September 30, 2018 and December 31, 2017 includes $89.0, $102.0 and $65.8 related to Hudson, respectively.

(4)	Included in the E&C segment backlog as of December 31, 2018, September 30, 2018 and December 31, 2017 is approximately $40 million related to the previously announced Magnolia LNG order.

(5)	Includes $81.6 in backlog related to VRV (E&C: $39.3, D&S East: $42.3) as of December 31, 2018.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Earnings per diluted share as reported (U.S. GAAP) – Continuing Operations	$0.56	$0.87	$1.67	$0.84
Aluminum cryobiological tank recall reserve expense (1)	—	—	0.09	—
Restructuring and transaction-related costs (2)	0.06	0.11	0.22	0.48
CEO departure net costs (3)	—	—	0.03	—
VRV inventory step-up (4)	0.04	—	0.04	—
Dilution impact of convertible notes (6)	—	—	0.02	—
Transition tax (7)	(0.05)	(0.71)	(0.05)	(0.71)
China litigation award (8)	—	0.11	—	0.11
Loss on extinguishment of debt (9)	—	0.10	—	0.10
Adjusted earnings per diluted share (non-GAAP) – Continuing Operations	$0.61	$0.48	$2.02	$0.82

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Earnings (loss) per diluted share as reported (U.S. GAAP) – Discontinued Operations	$0.91	$(0.02)	$1.06	$0.05
Gain on sale of CAIRE business (5)	(1.06)	—	(1.07)	—
Restructuring costs (2)	0.11	—	0.11	0.09
Dilution impact of convertible notes (6)	0.02	—	0.02	—
Adjusted (loss) earnings per diluted share as reported (U.S. GAAP) –Discontinued Operations	$(0.02)	$(0.02)	$0.12	$0.14

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Earnings per diluted share as reported (U.S. GAAP) – Consolidated	$1.47	$0.85	$2.73	$0.89
Aluminum cryobiological tank recall reserve expense (1)	—	—	0.09	—
Restructuring and transaction-related costs (2)	0.17	0.11	0.33	0.57
CEO departure net costs (3)	—	—	0.03	—
VRV inventory step-up (4)	0.04	—	0.04	—
Gain on sale of CAIRE business (5)	(1.06)	—	(1.07)	—
Dilution impact of convertible notes (6)	0.02	—	0.04	—
Transition tax (7)	(0.05)	(0.71)	(0.05)	(0.71)
China litigation award (8)	—	0.11	—	0.11
Loss on extinguishment of debt (9)	—	0.10	—	0.10
Adjusted earnings per diluted share (non-GAAP) – Consolidated	$0.59	$0.46	$2.14	$0.96
_______________

(1)
Includes an expense of $0.2 and $4.0 recorded to cost of sales related to the estimated costs of the aluminum cryobiological tank recall for the three and twelve months ended December 31, 2018, respectively.

(2)
During the year ended December 31, 2018, we recorded net severance costs of $2.3 primarily related to headcount reductions associated with the strategic realignment of our segment structure, which includes $1.8 in payroll severance costs partially offset by a $0.9 credit due to related share-based compensation forfeitures. Includes integration costs of $0.8 related to the VRV acquisition for the year ended December 31, 2018.

(3)
Includes net severance costs of $1.4 related to the departure of our former CEO, which includes $3.2 in payroll severance costs partially offset by a $1.8 credit due to related share-based compensation forfeitures for 2018.

(4)	Includes $1.6 in expense recognized in the cost of sales related to inventory step-up.

(5)	Includes gain on sale of the CAIRE business of $34.3, net of taxes of $2.6, for the year ended December 31, 2018.

(6)
Includes an additional 0.48 and 0.38 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three and twelve months ended December 31, 2018, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 0.48 and 0.38 for the three and twelve months ended December 31, 2018, respectively.

(7)
Includes a one-time $22.5 net favorable tax benefit that was recorded during the fourth quarter of 2017, which resulted from the enactment of the Tax Cuts and Jobs Act. This benefit mainly consisted of a one-time, provisional benefit of $26.9 related to the remeasurement of certain of our deferred tax liabilities using the lower U.S. federal corporate tax rate of 21%. This was partially offset by (i) a one-time, provisional charge of $8.7 related to the deemed repatriation transition tax, which is a tax on previously untaxed accumulated earnings and profits of certain of our foreign subsidiaries, and (ii) a one-time tax expense and tax benefit of $4.5 and $8.7, respectively, related to our intent to amend pre-acquisition Hudson U.S. federal tax returns.

(8)
We were involved in litigation in China with a former external sales representative over disputed commissions.  In years prior to 2017, we accrued $4.6 as our best estimate of the related contingent liability.  Based on a China court ruling received in February 2018, the claimant was awarded $8.3.  As a result of this ruling, we accrued an additional $3.7 in the fourth quarter of 2017.  The one-time EPS impact from this ruling was $0.11 for both the quarter and year ended December 31, 2017. This is reflected in our D&S East segment operating results.

(9)
During the three and twelve months ended December 31, 2017, we recorded a $4.9 loss on extinguishment of debt associated with the repurchase of $192.9 principal amount of our $250.0 2.00% convertible notes due August 2018 and refinance of our senior secured revolving credit facility.

Adjusted earnings per diluted share is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per share facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO CHART INDUSTRIES, INC., ADJUSTED (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Income from continuing operations attributable to Chart Industries, Inc., as reported (U.S. GAAP)	$18.0	$27.5	$53.6	$26.2
Interest accretion of convertible notes discount	1.8	2.8	9.1	12.8
Employee share-based compensation expense	1.4	1.5	4.9	10.6
Financing costs amortization	0.3	0.3	1.3	1.3
Unrealized foreign currency transaction (gain) loss	(1.2)	0.1	(2.2)	0.3
Other non-cash operating activities	(3.8)	1.3	(2.5)	2.3
Income from continuing operations attributable to Chart Industries, Inc., adjusted (non-GAAP)	$16.5	$33.5	$64.2	$53.5
_______________
Income from continuing operations attributable to Chart Industries, Inc., adjusted is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income in accordance with U.S. GAAP. Management believes that Income from continuing operations attributable to Chart Industries, Inc., adjusted, facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net cash provided by operating activities from continuing operations	$55.4	$29.4	$119.0	$44.6
Capital expenditures from continuing operations	(9.2)	(11.6)	(35.6)	(33.0)
Free cash flow (non-GAAP)	$46.2	$17.8	$83.4	$11.6
_______________
Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by operating activities in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.